Exhibit 10.5

FREE TRANSLATION
THE ORIGINAL VERSION IN GERMAN LANGUAGE PREVAILS

CEO - EMPLOYMENT AGREEMENT

between

SIRONA Beteiligungs- und Verwaltungsgesellschaft m.b.H.,

Fabrikstraße 31, 64625 Bensheim,

represented by its shareholder Sirona Dental Systems SARL

(hereinafter the “Company”)

and

Mr.

Jost Fischer

Buchenweg 16

83098 Brannenbarg

(hereinafter the “CEO”)

§ 1

Basis

1.                                     Mr. Fischer will become CEO of the Company with effect as of April 1, 2002 and Chairman of the executive management board as of May 1, 2002.

2.                                       The CEO represents the Company in and out of court acting jointly with another  Executive Vice President or an attorney in fact of the Company.

3.                                     Without limitation to the provisions of this agreement, the duties, powers and responsibilities of the CEO are governed by the articles of association of the Company, as amended from time to time, by the applicable laws, in particular the Limited Liability Statute, by the by-laws, as amended from time to time, and the instructions of the shareholders.

4.                                     The Company reserves the right, to appoint additional Executive Vice Presidents and to change the representation policy at any time.

§ 2

Compensation

1.                                       The base salary of the CEO amounts to EUR 378,000 per business year payable in twelve equal monthly instalments at the end of each month.

2.                                     In addition, he is eligible to receive a bonus according to the “EVA”-plan. At a 100% “EVA” the bonus equals EUR283,500.

3.                                     Any services of the CEO including extra work is compensated by the remuneration as described above. The CEO is obliged to work longer than the usual working hours, if it is necessary for the achievement of the business objectives of the Company.

4.                                       In addition, the Company has to pay to the CEO the legally required employer allowances with respect to healthcare, nursing care, pension and unemployment insurance, which have to be borne in equal shares by the CEO and the Company on the basis of the applicable laws. If the CEO is exempted from the healthcare insurance obligation, the Company will pay 50 % of his contributions to a private healthcare insurance up to the amount which equals 50 % of the contribution to the statutory healthcare insurance.

5.                                       Compensation claims may not be assigned or pledged without the prior consent of the shareholders.

6.                                     The CEO is entitled to request a company car Daimler Benz E-Klasse (original price approximately EUR 50,000 without VAT) which can be used for private purposes. Alternatively, he may request reimbursement of his travelling costs up to the accepted tax thresholds when using his private car.

§ 3

Expenses

1.                                       The Company shall reimburse any reasonable expenses in connection with the services for the Company on presentation of the respective receipts.

2.                                       The Company shall reimburse any expenses for the CEO’s secondary residence and journeys home up to EUR 20,000 per year.

§ 4

Insurances

1.                                       Accident Insurance: The Company has to enter into an accident insurance in favour of the CEO with the following cover amounts:

•                  EUR 750,000 in case of death,

•                  EUR 1,250,000 in case of disability.

2.                                       Legal expenses insurance: The Company has to provide for reasonable legal protection against civil, criminal and public law claims of third parties in connection with the services rendered by the CEO under this agreement.

                The Company will provide for D&O insurance with a cover of EUR 5.000.000.

§ 5

Vacation and Holiday

The CEO is entitled to vacation of 30 business days each year. He may request an additional vacation of two business days due to the separation of his primary and secondary residences. The CEO shall schedule vacation after consultation of the Executive Vice Presidents of the company and the shareholders so as not to interfere with the performance of his duties.

§ 6

Disability

1.                                       The CEO has to inform the Company without undue delay about any disability, its reasons and its expected duration. In case of illness, the CEO has to present to the Company upon its request a medical attestation regarding the disability and its expected duration.

2.                                       In case of any disability or illness, the Company shall continue to pay to the CEO for a period of up to six months his contractual compensation reduced by any amounts received by the CEO from any statutory or private insurance.

3.                                       In the case of death, the Company shall continue to pay to the CEO’s dependants his contractual compensation for a period of up to six months.

§ 7

Additional Business

1.                                       The CEO will devote his skills and knowledge only to the Company. During the term of this Agreement, the CEO is not allowed to engage in any additional business without the prior written consent of the shareholders. Any publications and lectures, which refer to the business of the Company but are not in the best interest of the Company, do require the prior written consent of the shareholders.

2.                                       The CEO shall not actively participate in any company or engage in any own business without the prior written consent of the shareholders. Such consent is not required in the event of the acquisition of interests or shares of a publicly listed company for the purpose of capital investment without influence on business decisions.

§ 8

Confidentiality, Non-competition

1.                                       The CEO shall keep strictly confidential any and all confidential information regarding the Company and its affiliated entities, irrespective of the source of such knowledge, vis-à-vis third parties and other employees of the Company who are not entitled to receive such confidential information. The confidentiality covenant shall not apply, if and to the extent that the transfer of the information is necessary for the due performance of the CEO’s duties or if the CEO has obtained the prior written consent of the shareholders. This confidentiality obligation shall remain in force after the termination of this agreement.

2.                                     The CEO shall not act as member of supervisory, advisory or similar boards of companies which are not affiliated with the Company without the prior written consent of the shareholders.

3.                                       The CEO shall not, during the course of his employment with the Company, directly or indirectly be employed by, engaged in or participate in the ownership, management, operation or control of, or act in any advisory or other capacity for, any competing entity.

§ 9

Term and Termination

1.                                       This agreement shall become effective as of April 1, 2002 and shall be entered into for an indefinite period of time. Each party may terminate this agreement upon twelve month prior notice with effect as of the end of the calendar quarter.

2.                                       Each party may terminate this agreement for cause.

3.                                     Any termination notice has to be made in writing.

4.                                     The Company is entitled to release the CEO from work at any time but the Company has to continue to pay the compensation owed to the CEO in accordance with this agreement.

§ 10

Retention of Documents

Upon termination of the CEOs employment or upon release of work according to section 9.4 of this agreement, the CEO shall return to the Company without undue delay any business documents, letters, drafts and similar documents and copies thereof referring to the Company. The CEO does not have any right of retention with respect to the aforementioned documents.

§ 11

Miscellaneous

1.                                       There exist no additional agreements between the parties.

2.                                       Modifications of, or amendments to, this agreement shall be made in writing to be effective.

3.                                       The parties comply with the requirement of written form by using fax or telecopy, if the author of the document is identifiable.

4.                                       Should any provisions of this agreement be or become invalid, this does in no way influence the validity of the remaining provisions. Any invalid provision shall be deemed replaced by an adequate valid term nearest to what the parties wanted or would have wanted taking into account the purpose of the agreement.

5.                                       This agreement is governed by Germany law.

6.                                       The Company shall reimburse properly documented moving expenses.

7.                                       The CEO is entitled to participate in the equity of the Sirona Group in accordance with the term sheet attached hereto as Annex 1.

The CEO hereby confirms receipt of an executed counterpart of this agreement.

Luxembourg, January 25, 2002

Sirona Dental Systems SARL

Brannenburg, January 25, 2002

Jost Fischer